Exhibit 99.01

Press Release www.shire.com

Shire reaches agreement in principle with U.S. Government

Philadelphia, PA, United States – February 1, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG), today announced that it has reached an agreement in principle to resolve the previously disclosed civil investigation into Shire’s U.S. sales and marketing practices relating to ADDERALL XR®, VYVANSE® and DAYTRANA®.

The investigation was led by the U.S. Attorney’s Office for the Eastern District of Pennsylvania, and Shire disclosed the investigation in 2009.  The agreement also addresses sales and marketing practices relating to LIALDA® and PENTASA® pursuant to a subsequent voluntary disclosure made by Shire.

Shire cooperated with the U.S. Government throughout the process that led to this agreement in principle.  Shire has recorded a $57.5M charge in the fourth quarter of 2012, comprised of the agreement in principle amount, interest and costs.

The agreement in principle is subject to change until this matter is finally resolved.  Discussions between Shire and the U.S. Government are ongoing to establish a final resolution to the investigation.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

1 DAYTRANA® is a trademark of Noven Pharmaceutical Inc.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.